PROJECT AGREEMENT

This Project Agreement ("Agreement") sets forth the understanding between MARCA Strategic, LLC d.b.a. Cannabrand ("Agency") and Doyen Elements, Inc. ("Client") for Agency to provide branding, PR and social media, website design and development and the development of other marketing assets on a project basis under the terms and conditions as set forth below. For good and valuable consideration, the parties agree as follows:

1. Services. A full description of the services to be performed by Agency for Client is set forth in the attached Statement of Work ("SOW"), which is made a part of this Agreement. Agency shall also perform the Services described in any additional SOW signed by both parties, which shall be subject to the terms and conditions of this Agreement. Agency is authorized to act on Client's behalf as Client's agent in order to perform the services outlined in any SOW. Agency will begin services upon receipt of first full payment in US funds, as set forth in the SOW.

2. Compensation. Client shall pay Agency the fees as agreed upon in the SOW. In the event the scope of work has materially changed, the parties will agree upon an amended SOW and fee arrangement.

3. Billing.

a. Invoices and Timelines of Payments. It is essential that Agency receive Client's payments in available funds in sufficient time for Agency to meet its obligations to third-party vendors. Unless otherwise specified in the SOW, the fee shall be invoiced monthly in advance, and payable upon receipt. Recurring monthly payments will be due at the 1st of every month. If any payment due is not received within 10 business days of the 1st of the month, a Stop Service will be placed on services to which the payment applies. Interest on overdue receivables will be charged to Client at a rate of 5% per month on the unpaid balance, or the maximum lesser rate allowed by law.

b. Out-of-Pocket Expenses. Out-of-pocket expenses shall be billed at cost, including such costs as travel, legal and administrative fees, postage, express mail, sales tax, freight, shipping, messengers and couriers.

4. Ownership.

a. Client Ownership. Client shall be sole owner of all rights in and to materials developed by or on behalf of Agency, approved by Client, and produced by Agency on Client's behalf (the "Branded Materials"), provided Client has paid all invoices due and owing to Agency pursuant to this Agreement. Thereafter, Client shall be assigned and deemed to own all copyrights in such Branded Materials. Upon the reasonable request by Client, Agency shall, and shall cause any contractor it utilizes to, promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist Client in

its efforts to prosecute, register, perfect or record its rights in or to any Branded Materials. Notwithstanding anything in this Agreement to the contrary, Client understands and agrees that, unless specifically directed by Client, Agency shall not obtain exclusive ownership and/or unlimited usage rights for any third party materials, including, without limitation, stock photos, stock footage, music, licensed properties or talent, talent residuals and musicians ("Third-Party Rights"), and Client's rights as set forth above shall be subject to Third-Party Rights applicable to such Branded Materials as disclosed by Agency to Client. Agency may use Branded Materials produced hereunder in Agency's portfolio and for internal and trade purposes in perpetuity.

b. Agency Ownership. Agency and its licensors are, and shall remain, the sole and exclusive owners of all right, title and interest in and to Agency's iterative native/working files utilized and at times shared with Client, including (a) all materials owned by or licensed to Agency prior to, or independent from, the performance of services under this Agreement, and all modifications thereof, and (b) all generic or proprietary information, ideas, methodologies, software, applications, processes or procedures used, created or developed by Agency in the general conduct of its business, and rejected or unused ideas ("Source Materials"), which may or may not include Agency intellectual property, including all Intellectual Property Rights therein. Agency provides Client a limited, irrevocable, perpetual, fully paid-up, royalty-free, non-transferable, non-sublicense able, worldwide license to use, perform, display, execute, reproduce, distribute, transmit, modify (including to create derivative works), import, make, have made, sell, offer to sell and otherwise exploit any Source Materials to the extent incorporated in, combined with or otherwise necessary for to assist in development of the Branded Materials and solely to the extent reasonably required in connection with Client's receipt or use of the Services and Branded Materials. All other rights in and to the Source Materials are expressly reserved by Agency.

5. Agency Warranty and Disclaimer of Warranties. Agency shall provide its Services and meet its obligations under this Contract in a timely and workmanlike manner, using knowledge and recommendations for performing the Services and which meet generally acceptable standards for marketing services. Agency will provide a standard of care equal to, or superior to, care used by service providers similar to Agency on similar projects. Agency warrants that any research, analysis or opinions provided by Agency is based on the analysis of sources available to agency at the time of such work. Any opinions, conclusions or analysis reflect Agency's best judgment at the time such opinions, conclusions or analysis are made, and are subject to change based on newly available information.

THE FOREGOING WARRANTIES ARE IN LIEU OF ALL WARRANTIES, EXPRESS, OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WARRANTY OF NON-INFRINGEMENT AND WARRANTIES AS TO ACCURACY, COMPLETENESS, OR ADEQUACY OF INFORMATION. IN NO EVENT SHALL AGENCY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES TO CLIENT, WHETHER SUCH DAMAGES ARISE UNDER CONTRACT, TORT OR OTHER THEORY OF LAW, AND REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

6. Client Warranty. Client warrants that all facts, information and materials supplied to us by you are accurate, complete and will not infringe the rights of any third party. Client shall be responsible for: (a) any rights, licenses and permissions to use materials furnished by Client or on Client's behalf in the performance of this Agreement; and (b) use of any Branded Materials by Client, Client's employees, agents or distributors consistent with any licenses, releases or permissions negotiated by Agency on Client's behalf.

7. Agreements with Third Parties. Agency may contract with third party suppliers in connection with the performance of the Services, including but not limited to suppliers of videography services, photography services, and research tools ("Third Party Materials"). It is understood that use of Third Party Materials shall be governed by the agreements with third parties and that it shall be Client's responsibility to ensure that Client, its employees, board members, volunteers or other third parties to whom it authorizes use the Third Party Materials in a manner consistent with the terms of such agreements.

8. Indemnifications; Limitation of Liability. Agency agrees to indemnify and hold Client harmless with respect to any claims or actions by third parties against Client based upon material prepared by Agency, involving any claim for libel, slander, piracy, plagiarism, invasion of privacy, or infringement of copyright, except where any such claim or action arises out of material supplied by Client to Agency. Client agrees to indemnify and hold Agency harmless with respect to any claims or actions by third parties against Agency based upon materials furnished by Client or where material created by Agency is substantially changed by Client. Information or data obtained by Agency from Client to substantiate claims made in advertising shall be deemed to be "materials furnished by Client." Client further agrees to indemnify and hold Agency harmless with respect to any death or personal injury claims or actions arising from the use of Client's products or services.
Notwithstanding anything to the contrary in this Agreement, neither Party is obligated to indemnify or defend the other Party or any of its Representatives against any Losses arising out of or resulting from the other Party's:

(i) Willful /or reckless or negligent acts or omissions; or

(ii) Bad faith failure to materially comply with any of its material obligations set forth in this Agreement; or

(iii) Losses or liability arising out of criminal prosecution, forfeiture seizures, and any other events stemming from enforcement of the Controlled Substances Act, 21 U.S.C. §§ 801 *et al.*

IN NO EVENT WHATSOEVER SHALL EITHER PARTY BE LIABLE TO THE OTHER HEREUNDER FOR ANY INCIDENTAL, INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS UNDER ANY TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY ARISING OUT OF OR PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT, EVEN IF SAID

PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF OR COULD HAVE FORESEEN SUCH DAMAGES.

9. Trademarks. Agency may perform preliminary trademark searches for Agency-created taglines, slogans, designs and logos ("Marks") for Client's use in advertising or in other materials created by Agency. Agency's review of any such preliminary trademark searches is intended only to provide a preliminary clearance on proposed Marks for Client's consideration and does not provide legal clearance of any Marks. Client shall be responsible for the ultimate review of search reports and for the clearance of any Marks. Client shall be responsible for the registration of any Marks.

10. Confidentiality. All information furnished by either party (a "Disclosing Party") to the other party (a "Receiving Party"), or otherwise learned by the Receiving Party in connection with performing the Services, whether orally or by means of written material, including but not limited to work product, Branded Materials, the existence and terms of this Agreement and any of the Disclosing Party's plans, specifications, methods, business strategies, client information, financial, technical or business data and any other forms of information ("Confidential Information"): (1) shall be deemed proprietary and shall be held by the Receiving Party in strict confidence; (2) shall not be disclosed or revealed or shared with third parties, except as specifically authorized by the Disclosing Party in writing in advance; and (3) shall not be used other than as required for purposes of, and in connection with, the performance of Services hereunder.

The foregoing obligations between a Receiving Party and a Disclosing Party shall not apply to any information that the Receiving Party can prove (i) has been, through no fault of the Receiving Party, disclosed in publicly available sources of information, (ii) has been received by a third party where such third party is not in violation of any confidentiality agreements with respect thereto, (iii) was independently discovered, or (iv) was required to be disclosed by order of a court or tribunal of competent jurisdiction, provided that the Receiving Party promptly notifies the Disclosing Party in advance and in writing thereof and, if the Disclosing Party so requests and at the Disclosing Party's discretion, contests such mandatory disclosure to the full extent permitted under applicable law. Upon termination or expiration of this Agreement, Agency shall promptly return to Client any and all Confidential Information in its possession upon Client's request therefor, including any and all copies thereto.

11. Modification of Plans. At Client's request, and upon 30 days' written notice, Agency shall change or cancel any plans, schedules or work in progress and shall take all reasonable steps to comply with any such request, provided Agency can do so within its contractual obligations to its suppliers. In the event Client modifies or cancels any plans or work in process, Client agrees to assume Agency's liability for all authorized commitments, to reimburse Agency for all expenses incurred relating thereto, to pay Agency any related service charges in accordance with the provisions of this Agreement relating thereto, and to indemnify Agency for all claims and actions by third parties for damages and expenses that result from carrying out Client's instructions.

12. Termination. Any party may terminate this Contract with 90 days' notice and upon compliance with Dispute Resolution below. Agency may also terminate this Agreement upon 15 days' written notice if, in Agency's judgment, the Client requests and expectations change beyond what Agency believes to be reasonable. In addition to any and all other rights a party may have available according to law, if a party defaults by failing to substantially perform any provision, term or condition of this Contract (including without limitation the failure to make a monetary payment when due), the other party may terminate the Contract by providing written notice to the defaulting party. This notice shall describe with sufficient detail the nature of the default. The party receiving such notice shall have 10 days from the effective date of such notice to cure the default(s). For purposes of terminating this Contract, a party need to provide notice by electronic mail. Upon such termination, Client shall pay all sums due in respect of Services performed and expenditures incurred (or committed to) by Agency up to and including the effective date of termination.

Upon termination and payment of all outstanding invoices, Agency will:

(i) Promptly deliver to Client all Deliverables whether complete or incomplete for which Client has paid and all Client Materials; and

(ii) Provide reasonable cooperation and assistance upon Client's written request and at Client's expense in transitioning the Services to an alternate agency.

13. Force Majeure. If performance of this Contract or any obligation under this Contract is prevented, restricted, or interfered with by causes beyond either party's reasonable control ("Force Majeure"), and if the party unable to carry out its obligations gives the other party prompt written notice of such event, then the obligations of the party invoking this provision shall be suspended to the extent necessary by such event. The term Force Majeure shall include, without limitation, acts of God, fire, explosion, vandalism, storm or other similar occurrence, orders or acts of military or civil authority, or by national emergencies, insurrections, riots, or wars, or strikes, lock-outs, work stoppages. The excused party shall use reasonable efforts under the circumstances to avoid or remove such causes of non-performance and shall proceed to perform with reasonable dispatch whenever such causes are removed or ceased. An act or omission shall be deemed within the reasonable control of a party if committed, omitted, or caused by such party, or its employees, officers, agents, or affiliates.

14. Dispute Resolution. In the event of any dispute, claim, question, or disagreement arising from or relating to this Agreement or the breach thereof, the parties hereto shall use their best efforts to settle the dispute, claim, question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. In the event that such dispute is not resolved on an informal basis within 30 days, the parties agree to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Procedures before resorting to arbitration. Such mediation shall take place in Colorado. If the Parties cannot resolve their dispute for any reason, including, but not limited to, the failure of either party to agree to enter into mediation or agree to any settlement proposed by the mediator, any controversy or claim arising out of or relating to this contract, or

the breach thereof, shall be settled by arbitration administered by the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Any Arbitration hearing(s) shall be held in Denver County, Colorado and any choice of law shall be Colorado. The parties covenant that they will use commercially reasonable efforts in participating in mediation or arbitration. All mediator or arbitrator fees and expenses and the costs incidental to the mediation or arbitration will be shared equally between the parties, and each party shall bear its own expenses.

15. Notice. Any notice or communication required or permitted under this Agreement shall be sufficiently given if delivered by electronic mail, upon electronic acknowledgement of receipt, or by certified mail, return receipt requested, to the address set forth in in this Paragraph or to such other address as one party may have furnished to the other in writing.

IF TO AGENCY
Olivia Mannix
Chief Executive Officer
Cannabrand
337 e. 7th Ave
Denver, CO 80203

IF TO CLIENT
Nancy Thompson and Jeff Hranicka
20511 Abbey Drive
Frankfort, Illinois
60423

16. Jurisdictions; Venue. The Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, excluding its conflict of law provisions. The parties agree to submit to the exclusive jurisdiction of the federal, state and local courts for Denver, Colorado.

17. Miscellaneous. No waiver of any provision or of any breach of this Agreement shall constitute a waiver of any other provisions or any other or further breach, and no such waiver shall be effective unless made in writing and signed by an authorized representative of the party to be charged with such a waiver. Neither party shall assign this Agreement without the other party's prior written consent. This Agreement constitutes the parties' entire understanding of the matters set forth herein and supersedes any prior understanding or agreement. This Agreement may only be modified in a writing signed by the parties hereto. In the event that any provision of this Agreement shall be illegal or otherwise unenforceable, such provision shall be severed, and the balance of the Agreement shall continue in full force and effect. This Agreement may be executed in counterparts which, when taken together, will be deemed an original and constitute one and the same document. Electronic or facsimile transmission of executed signature pages will be sufficient to bind the executing party.

ACCEPTED AND AGREED:

MARCA Strategic LLC, d.b.a. Cannabrand

BY: Olivia Mannix

SIGNATURE:

TITLE: CEO, Manager

DATE: 4/27/17

ACCEPTED AND AGREED:

[CLIENT]

BY:

SIGNATURE:

TITLE: CEO / COA

DATE: 4/30/17

Exhibit A: Statement of Work (SOW)

Public + Media Relations + Social Media Management Retainer:

See SOW for granular details.

Public + Media Relations:

- Pitching (alteration per publication beat) and Press Release Creation
- Vet inbound PR Inquaries
- Secure Press Releases on Major Newswires
- Public Relations and Media Relations Liaison
- Outreach to Cannabrand's Media List and Personal Contacts
- Local and National Outreach Execution
- Outlets ranging from cannabis to mainstream business publications
- Weekly Reporting of results and processing

-LIAISON TO WELLINGTON SHIELDS & CO.

-ROADSHOW MESSAGING AND COORDINATION

-TRADESHOW EVENT COORDINATION

Social Media Management:

Creation of Social Media Pages and Handles for:

LinkedIn
Twitter
Facebook
Instagram

Posts per Platform per week:
LinkedIn: 7-14
Twitter: 5-10
Facebook: 5-10
Instagram: 3-6

- Engagement and fan based interaction
- Social Media Planning and Content Calendar
- Engaging with Audience-Relevant Strategic Brands
- Creation of Infographics, Graphics, at least 2 per week
- 2 Blog Articles per Month (To post on Website Blog)
- Monthly Investor Newsletter (Inform investors and partners of industry news and advancements with DE)
- Monthly Analytics Report

Total Monthly Retainer:

$43,000/month* @ 12 Months
First month of May 2017 will be $33,000 with $10,000 credit from website.

*Does not include costs of Press wire fees, hard printed costs
*Any additional fees shall be approved by client before execution